                                                                                                                         EXHIBIT 5.1

                                                   July 31, 2007

Synthetic Fixed-Income Securities, Inc.
One Wachovia Center
301 South College Street
Charlotte, North Carolina 28288

Re:      STRATS Callable Certificates, Series 2007-2

Ladies and Gentlemen:

                  We have acted as special counsel for Synthetic Fixed-Income Securities, Inc. (the "Depositor")
and are rendering this letter in connection with the offer and sale by the Depositor to the several underwriters named in the Underwriting Agreement, dated as of July 19, 2007, between Wachovia Capital Markets, LLC, as the representative of the underwriters, STRATS, LLC, as seller and the Depositor (the "Underwriting Agreement"), of the STRATS Callable Certificates, Series 2007-2 (the "Certificates"), issued by STRATS Trust for BNSF Funding
Trust I Securities, Series 2007-2 (the "Trust") pursuant to the Series Supplement, dated as of July 31, 2007 (the
"Series Supplement"), to the Base Trust Agreement, dated as of September 8, 2006 (the "Agreement," and together with the Supplement, the "Trust Agreement"), each between the Depositor and U.S. Bank Trust National Association
(the "Trustee").  The Trust also is issuing call warrants relating to $33,000,000 principal amount of Underlying
Securities (the "Call Warrants").  On the Closing Date, the Depositor and U.S. Bank Trust National Association,
as Trustee entered into a Warrant Agent Agreement, dated as of July 31, 2007 (the "Warrant Agent Agreement").
Capitalized terms used herein that are not otherwise defined herein shall have the meanings assigned to such terms in the Trust Agreement.

         The Certificates will evidence a proportionate undivided beneficial ownership interest in certain distributions of the Trust, the property of which will consist principally of (i) $33,000,000 (by aggregate liquidation amount) of 6.613% fixed rate/floating rate preferred trust securities due 2055 (the "Underlying
Securities") issued by BNSF Funding Trust I (the "Underlying Issuer"), having the characteristics described in a prospectus dated December 8, 2005, as amended, and as supplemented by a prospectus supplement dated December 12,
2005 (collectively, the "Underlying Securities Prospectus") and (ii) certain payments on, or collections in respect of, the Underlying

Synthetic Fixed-Income Securities, Inc.
July 31, 2007

Securities received after July 31, 2007, together with any and all income, proceeds and payments with respect thereto.
The Certificates are included in the Registration Statement, as amended, on Form S-3 (No. 333-135656) filed by the
Depositor with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "1933 Act"), on September 28, 2006 (the "Registration Statement"), and were offered by the prospectus, dated June 28, 2007 (the "Base Prospectus"), relating to the Trust and the prospectus supplement, dated July 27, 2007, relating to the Certificates (the "Prospectus Supplement"), filed with the Commission on July 30, 2007 pursuant to Rule
424(b)(2) promulgated under the 1933 Act (the Base Prospectus and the Prospectus Supplement, together, the "Prospectus").

         In rendering the opinions expressed below, we have examined:  (i) the Trust Agreement; (ii) the
Registration Statement; (iii) the Prospectus; (iv); the articles of incorporation and by-laws of the Depositor;
(v) a good standing certificate issued by the State of Delaware with respect to the Depositor; (vi) certain resolutions adopted by the Board of Directors of the Depositor; (vii) the Certificates; (viii) the Call Warrants;
(ix) the Warrant Agent Agreement; and (x) the Underwriting Agreement.  We have also examined such instruments, documents and records as we deemed relevant and necessary as a basis of our opinion hereinafter expressed.  In such examination we have assumed the following:  (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (d) except as expressly covered in the opinions set forth below, the corporate power and authority of the respective parties to the Trust Agreement to enter into and perform all of their obligations thereunder; (e) except as expressly covered in the opinions set forth below, the due authorization, execution and delivery of the Trust Agreement on behalf of the respective parties thereto and the legal, valid, and binding effect thereof and enforceability against the respective parties thereto; (f) the
Trustee has complied with all material provisions of the Trust Agreement; and (g) the absence of any evidence extrinsic to the provisions of the written agreements between the parties that the parties intended a meaning contrary to that expressed by those provisions.

         Based on such examination and the assumptions set forth herein, we are of the opinion that the Trust
Agreement creates a valid trust under the laws of the State of New York.  Assuming that the Certificates and the
Call Warrants have been duly executed, authenticated and delivered in accordance with the Trust Agreement, when such Certificates and Call Warrants and paid for as contemplated by the Prospectus and the Trust Agreement, as applicable, the Certificates and the Call Warrants will be legally issued, fully paid and non-assessable, and the holders of the Certificates will be entitled to the benefits of the Trust Agreement, except as enforcement thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium, or other laws relating to or affecting the rights of creditors

Synthetic Fixed-Income Securities, Inc.
July 31, 2007

generally; (ii) general principles of equity including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law; (iii) the unenforceability under certain circumstances of provisions imposing penalties, forfeiture, late payment charges, or an increase in interest rate upon delinquency in payment or the occurrence of any event of default; and (iv) rights to indemnification or contribution which may be limited by applicable law and equitable principles or otherwise unenforceable as against public policy.

         We express no opinions as to matters of law other than the law of the State of New York and the federal law of the United States of America.

         In addition, we express no opinion as to whether a federal court of the United States of America or a state court outside the State of New York would give effect to the choice of New York law provided for in the
Trust Agreement, the Certificates and the Call Warrants.

         We hereby consent to the filing of this opinion with the Commission as an exhibit to a Current Report on
Form 8-K for incorporation into the Registration Statement and to the use of our name wherever appearing in the
Prospectus. In giving such consent we do not consider that we are "experts," within the meaning of the term as used in the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the
Registration Statement, including this opinion, as an exhibit or otherwise.

                                            Very truly yours,

                                            /s/ Orrick Herrington & Sutcliffe LLP
                                            ORRICK, HERRINGTON & SUTCLIFFE, LLP